News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Lien Nguyen (407) 826-4475

Tupperware Brands Reports Second Quarter 2015 Results

•	Second quarter sales up 4% in local currency+ and down 13% in dollars.

•
GAAP diluted E.P.S. $1.23 versus $0.93 prior year, up 132% in local currency and up 32% in dollars. Adjusted*, diluted E.P.S. $1.21, up 13% in local currency and down 18% in dollars. Two cents over the high end of guidance range.

•	South America segment sales up 21% in local currency and down 25% in dollars driven by Brazil, up 19% in local currency.

•	Tupperware North America segment sales up 9% in local currency and even in dollars. Growth driven by United States and Canada up 13% in local currency.

•	GAAP EPS includes gains from Orlando land transactions of 13 cents and versus 2014 lapping 42 cents of expenses associated with Venezuela currency devaluations.

Orlando, Fla., July 22, 2015 - (NYSE: TUP) Tupperware Brands Corporation today announced second quarter 2015 operating results.

Rick Goings, Chairman and CEO, commented, "Second quarter sales results were up 4% in local currency, just marginally below the low end of our guidance. While we continue to see strong performances in Argentina, Brazil, China, and Tupperware U.S. and Canada, the actions taken to improve performance in Indonesia gave us a smaller sequential improvement in the quarter than we had expected. Even so, we were able to come in above the high end of our diluted earnings per share range, reflecting strengthening of our value chain."

Goings continued, "Our strong global management team continues to enhance and execute the levers of our business model to support and enable the growth of our 3.0 million global sales force. We also remain focused on the execution of our strategies to contemporize the business model, strengthen our core business fundamentals and extend our reach to continue to provide value to all of our stakeholders.”

Second Quarter Executive Summary

•
Second quarter 2015 net sales were $588.9 million. Emerging markets**, accounting for 67% of sales, achieved an 8% increase in local currency with contributions most significantly from Brazil, China and the Middle East and North Africa. Established markets were down 2% in local currency, a 4 point sequential improvement from the first quarter, primarily from good performance in Germany and Tupperware United States and Canada.

•
GAAP net income of $62.0 million, up 30% versus prior year including benefits from land transactions and much lower impacts from Venezuelan currency devaluations, along with better profitability in the Tupperware North and South America segments. Excluding the impact of foreign currency rates on the comparison, adjusted net income was up 12% versus prior year. Adjusted diluted earnings per share of $1.21 included a 40 cent negative impact versus 2014 from changes in foreign exchange rates, in line with the impact included in the April guidance. Earnings per share without items was up 13% in local currency and down 18% versus last year in dollars.

•
Total sales force of 3.0 million was up 3% versus prior year at the end of the quarter, a 1-point sequential improvement and there were 1% more active sellers in the quarter, a 2-point improvement from the first quarter.

Second Quarter Business Highlights

Europe: Strong increases by CIS, Germany, Middle East and North Africa and the two South African businesses offset by lower sales in France and Italy

•	Segment sales were up 3% in local currency (down 16% in dollars).

•
Emerging markets were up 15% in local currency. Increase driven by CIS, up 15%, the Middle East and North Africa businesses, up 187%, including some timing benefit, Tupperware South Africa up 9%, and Avroy Shlain in South Africa, up 19%.

•	Established markets were down 3% in local currency. Germany was up 23% and had a 10% higher sales force size at the end of the quarter. France and Italy were down 18% and 25%, respectively.

•	Local currency segment profit up by 77% of local currency sales increase including benefit of lapping inventory costs last year and lower employee benefit costs this year.

Asia Pacific: China, Korea and Philippines sales up double digit partly offset by lower sales in Indonesia and Tupperware Australia and New Zealand

•	Sales for the segment were up 1% in local currency (down 8% in dollars), driven by the emerging markets up 2% in local currency.

•
Emerging Market growth led by China, up 17%, Korea, up 16%, and the Philippines up 12%. Indonesia was down 5% which was a sequential improvement, on a lower sales force size. India was down 4% from lower sales force productivity. Positive sales force size trend continued in India with a double-digit end of quarter advantage and 9% higher active sellers.

•
Established markets down 8% compared with prior year from Tupperware Australia and New Zealand down 15% on lower sales force productivity, and Tupperware Japan, down 10% partially offset by Nutrimetics Australia and New Zealand, up 4%.

Tupperware North America: Sales increases by both Tupperware U.S. and Canada and Tupperware Mexico, reflecting 6% larger sales force size.

•
Segment sales up 9% in local currency (even in dollars). Tupperware United States and Canada sales were up 13% in local currency with strong underlying indicators. Sales force size closed 14% above prior year.

•	Tupperware Mexico sales up 5% with sales force size up 4% compared with prior year.

Beauty North America: Fuller Mexico sales up 1%, offset by BeautiControl.

•	Sales for the segment were down 4% in local currency (down 15% in dollars), 1 point of which was from the cessation of operating Armand Dupree business in the United States during last year’s quarter.

•
Fuller Mexico local currency sales were up 1% from the prior year. Continued focus on stabilizing and growing the number of sales force managers and total sales force size in a highly challenging external environment.

•	BeautiControl sales were down 14%, from lower sales force activity and productivity in light of sales force compensation changes.

South America: Leveraged 7% larger sales force along with inflation driven price increases

•
Segment sales up 21% in local currency and down 25% in dollars (excluding Venezuela, down 6% in dollars), driven by increases in Argentina and Brazil. Brazil was up 19% in local currency, reflecting higher volume from a large sales force size advantage and higher pricing.

•	Argentina was up 43% due to inflation related higher prices.

•
Segment's active sales force was up 3%. The 18-point difference between the local currency sales and active seller comparisons primarily reflected price increases throughout the segment and increased productivity in Brazil.

2015 Outlook (Unaudited)

Based on current business trends and foreign currency rates, the Company's third quarter and fiscal 2015 full year guidance is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Sept. 26, 2015		Ended	Dec 26, 2015		Ended
	Low	High	Sept 27, 2014	Low	High	Dec 27, 2014

USD Sales Growth vs Prior Year	(11)%	(10)%	(2)%	(11)%	(10)%	(2)%
GAAP EPS	$0.57	$0.62	$0.63	$3.77	$3.87	$4.20
GAAP Pre-Tax ROS	7.9%	8.4%	8.1%	11.4%	11.6%	11.4%

Local Currency+ Sales Growth vs Prior Year	4%	6%	4%	4%	5%	5%
EPS Excluding Items*	$0.69	$0.74	$0.90	$4.42	$4.52	$5.38
Pre-Tax ROS Excluding Items*	9.0%	9.4%	10.2%	12.8%	13.0%	13.9%

FX Impact on EPS Comparison (a)	($0.22)	($0.22)		($1.22)	($1.22)

(a)	Impact of changes in foreign currency versus prior year are updated monthly and posted at: Tupperware Brands Foreign Exchange Impact.

Full year 2015

•	Tax rate excluding items is expected to be 25.5%, and 28.3% on a U.S. GAAP basis.

•	Excludes land sales that may occur in the second half of the year.

•	Venezuela:

•
For full year 2015, in the table above, of the $1.22 negative year-over-year impact of changes in rates on diluted earnings per share, 28 cents relates to weaker rates for the Venezuelan bolivar. The bolivar to U.S. dollar exchange rate used in translating the Company’s first quarter 2014 operating activity was 6.3 bolivars to the U.S. dollar, was 10.8 bolivars to the U.S. dollar in the second quarter and was 50.0 in the second half of 2014 and January 2015.

•
The Venezuelan government launched in February 2015, the Marginal Currency System, or Simadi, whose rate was approximately 200 bolivars to the U.S. dollar as of July 20, 2015. The Company used the Simadi rate to translate its February through June 2015 operating activity and has assumed it will use the Simadi rate to translate its future operating activity.

•
As a unit accounted for as hyperinflationary under U.S. GAAP, Venezuela’s functional currency is the U.S. dollar and the impact of changes in the bolivar to U.S. dollar exchange rate on the unit’s net monetary assets are reflected as a transactional impact in the Company’s net income rather than as a cumulative translation adjustment. Assuming that the current Simadi exchange rate of approximately 200 continues for the remainder of 2015, there will be a negative translation impact from Venezuela on the Company’s sales comparisons of 0.7 percentage points in the third quarter and 2.3 percentage points for the full year, and a negative impact on the diluted earnings per share comparisons with 2014 in the third quarter, and full year of 1 cent, and 28 cents, respectively.

•
Third quarter and fourth quarter 2014 sales in Venezuela were $5 million each and $67 million in full year 2014. Third quarter, fourth quarter and full year 2014 segment profit in Venezuela was $1 million, $0.6 million, and $20 million, respectively.

Segment Level

•
For the full year, sales in local currency are expected to be up slightly in Europe, up low single digit in Asia Pacific, up mid-single digit in Tupperware North America, down low single digit in Beauty North America and up in the mid 20s% in South America.

•
Pre-tax return on sales without items for the full year, versus 2014, is expected to be down about 1 point in Europe, even in Asia Pacific, down 0.5 points in dollars and even in local currency in Tupperware North America, up about 1.5 points in dollars and about 2.5 points in local currency in Beauty North America, and up about 0.5 points in dollars and about 3.5 points in local currency in South America.

Full Year 2016 Sales Guidance

The Company continues to believe that it will grow its sales annually in local currency in the longer term by 6 to 8%, comprised of about 10% growth by its emerging market units and low single digit growth by its established market units. The Company expects to give its initial specific guidance for 2016 sales in October, which will reflect then current sales force size comparisons, business unit trends, expectation for benefits of implementing its strategies and the external environment.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, July 22, 2015, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a relationship based selling method through an independent sales force of 3.0 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on; Tupperware Brands Foreign Exchange Impact. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts, identified as items impacting comparability, at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, asset retirement obligations, re-engineering and fixed asset impairment charges and beginning in 2015 pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated.  The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment, and pension settlements, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from indicated financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars and has mandated at various levels the exchange rate for U.S. dollars. Due to the sporadic timing and magnitude of changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated, as well as gains from obtaining U.S. dollars at exchange rates more favorable than those at which the bolivars were last recorded. These items have occurred recently for reporting purposes in the first, second and third quarters of 2014 and the first and second quarters of 2015.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. This includes the impact on sales and earnings from currency devaluations in Venezuela. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they will likely not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
SECOND QUARTER SALES STATISTICS*
(UNAUDITED)

All Units	Reported Sales Inc/(Dec)%	Restated+ Sales Inc/(Dec)%	Active Sales Force	Inc/(Dec) vs. Q2 '14%		Total Sales Force	Inc/(Dec) vs. Q2 '14%
Europe	(16)	3	95,864	(1)	a,b	686,006	(2)	a,b
Asia Pacific	(8)	1	241,966	5	c	1,078,487	6
TW North America	—	9	106,750	2	d	367,793	6
Beauty North America	(15)	(4)	235,883	(5)		447,671	(5)
South America	(25)	21	108,926	3	f	415,504	7
Total All Units	(13)	4	789,389	1		2,995,461	3

Emerging Market Units
Europe	(6)	15	65,098	2	a	492,547	(5)	a
Asia Pacific	(5)	2	209,843	5		960,103	6
TW North America	(10)	5	94,142	—	d	271,824	4
Beauty North America	(14)	1	210,654	(4)		377,554	(5)
South America	(25)	21	108,926	3	f	415,504	7
Total Emerging Market Units	(11)	8	688,663	1		2,517,532	2

Established Market Units
Europe	(22)	(3)	30,766	(6)	b	193,459	5	b
Asia Pacific	(23)	(8)	32,123	6	c	118,384	9
TW North America	10	13	12,608	18		95,969	14
Beauty North America	(18)	(17)	25,229	(8)	e	70,117	(1)
South America	—	—	—	—		—	—
Total Established Market Units	(15)	(2)	100,726	—		477,929	6

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Notes
a The higher local currency sales than active seller increase in Europe emerging markets reflected lower active sellers and higher productivity in CIS, in light of a change in standards and approach, as well as a benefit from the timing of shipments in the Middle East and North Africa. The change in standards in CIS also led to the decrease in total sellers even though active sellers increased in the caption.
b The decrease in active sellers in Europe established markets, with an increase in total sellers, reflected less activity during a promotional push period in France.
c More active sellers with lower sales in Asia Pacific established markets reflected a lower average order in Tupperware Australia/New Zealand, reflecting sales force response to the party hostess award program.
d The larger sales than active seller increase in Tupperware North America reflected a mix shift toward the United States and Canada, that has a higher than average order size, and higher sales per active seller in Mexico.
e The more significant decrease in sales than in active sellers in Beauty North America established markets reflected a lower order size at BeautiControl following a change in the sales force compensation approach, and the absence of sales by the high order size Armand Dupree business in the United States, which stopped operating in the second quarter of 2014.
f The much higher local currency sales increase in South America, compared with the increase in active sellers, primarily reflected price increases throughout the segment and increased productivity in Brazil.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		26 Weeks Ended
	Jun 27, 2015	Jun 28, 2014	Jun 27, 2015	Jun 28, 2014
Net sales	$588.9	$674.3	$1,170.7	$1,337.5
Cost of products sold	189.1	225.7	380.7	447.3
Gross margin	399.8	448.6	790.0	890.2

Delivery, sales and administrative expense	310.1	348.6	623.5	693.1
Re-engineering and impairment charges	1.5	3.4	17.7	5.7
Gains on disposal of assets	10.8	0.5	11.4	2.3
Operating income	99.0	97.1	160.2	193.7

Interest income	0.5	0.5	1.0	1.2
Interest expense	12.0	11.6	25.3	24.0
Other expense, net	1.1	16.0	8.3	30.1
Income before income taxes	86.4	70.0	127.6	140.8
Provision for income taxes	24.4	22.4	36.1	41.0
Net income	$62.0	$47.6	$91.5	$99.8

Net income per common share:
Basic earnings per share	$1.24	$0.95	$1.84	$1.99
Diluted earnings per share	$1.23	$0.93	$1.82	$1.95

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended		Reported	Restated*	Foreign	26 Weeks Ended		Reported	Restated*	Foreign
	Jun 27, 2015	Jun 28, 2014%		%	Exchange	Jun 27, 2015	Jun 28, 2014%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$156.1	$186.3	(16)	3	$(35.3)	$327.8	$399.6	(18)	—	$(71.3)
Asia Pacific	193.7	211.1	(8)	1	(18.4)	385.4	410.1	(6)	2	(30.6)
TW North America	93.8	93.4	—	9	(7.4)	173.3	174.9	(1)	7	(12.5)
Beauty North America	65.9	77.7	(15)	(4)	(9.1)	128.8	151.2	(15)	(5)	(15.1)
South America	79.4	105.8	(25)	21	(40.3)	155.4	201.7	(23)	28	(80.7)
	$588.9	$674.3	(13)	4	$(110.5)	$1,170.7	$1,337.5	(12)	4	$(210.2)

Segment profit:
Europe	$26.4	$27.9	(5)	17	$(5.3)	$55.7	$68.2	(18)	(2)	$(11.6)
Asia Pacific	41.5	46.5	(11)	(3)	(3.7)	80.5	87.4	(8)	(1)	(5.9)
TW North America	20.2	19.8	2	14	(2.1)	33.2	33.4	—	11	(3.4)
Beauty North America	3.3	3.0	9	+	(1.4)	3.0	2.3	30	—	(2.3)
South America	13.7	(0.4)	—	—	(12.3)	16.9	3.0	+	—	(22.6)
	105.1	96.8	9	46	(24.8)	189.3	194.3	(3)	27	(45.8)

Unallocated expenses	(16.5)	(12.9)	28	10	(2.1)	(31.1)	(27.3)	14	—	(3.9)
Gains on disposal of assets	10.8	0.5	+	+	—	11.4	2.3	+	+	—
Re-engineering and impairment charges	(1.5)	(3.4)	(57)	(57)	—	(17.7)	(5.7)	+	+	—
Interest expense, net	(11.5)	(11.0)	5	5	—	(24.3)	(22.8)	7	7	—
Income before taxes	86.4	70.0	23	+	(26.9)	127.6	140.8	(9)	40	(49.7)
Provision for income taxes	24.4	22.4	9	53	(6.5)	36.1	41.0	(12)	25	(12.2)
Net income	$62.0	$47.6	30	+	$(20.4)	$91.5	$99.8	(8)	47	$(37.5)

Net income per common share (diluted)	$1.23	$0.93	32	+	$(0.40)	$1.82	$1.95	(7)	49	$(0.73)

Weighted average number of diluted shares	50.4	51.1				50.3	51.1

* 2015 actual compared with 2014 translated at 2015 exchange rates
+ Greater than 100% change

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Jun 27, 2015				13 Weeks Ended Jun 28, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$26.4	$—		$26.4	$27.9	$—		$27.9
Asia Pacific	41.5	0.7	a	42.2	46.5	1.1	a,d	47.6
TW North America	20.2	—		20.2	19.8	—		19.8
Beauty North America	3.3	1.7	a	5.0	3.0	2.5	a,d	5.5
South America	13.7	1.9	a,b	15.6	(0.4)	22.4	a,b	22.0
	105.1	4.3		109.4	96.8	26.0		122.8

Unallocated expenses	(16.5)	—		(16.5)	(12.9)	—		(12.9)
Gains on disposal of assets	10.8	(10.8)	c	—	0.5	(0.5)	c	—
Re-engineering and impairment charges	(1.5)	1.5	d	—	(3.4)	3.4	d	—
Interest expense, net	(11.5)	—		(11.5)	(11.0)	—		(11.0)
Income before taxes	86.4	(5.0)		81.4	70.0	28.9		98.9
Provision for income taxes	24.4	(3.9)	e	20.5	22.4	1.4	e	23.8
Net income	$62.0	$(1.1)		$60.9	$47.6	$27.5		$75.1

Net income per common share (diluted)	$1.23	$(0.02)		$1.21	$0.93	$0.54		$1.47

	26 Weeks Ended Jun 27, 2015				26 Weeks Ended Jun 28, 2014
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit:
Europe	$55.7	$—		$55.7	$68.2	$—		$68.2
Asia Pacific	80.5	1.3	a	81.8	87.4	1.7	a,d	89.1
TW North America	33.2	—		33.2	33.4	—		33.4
Beauty North America	3.0	3.7	a	6.7	2.3	6.2	a,d	8.5
South America	16.9	11.3	a,b	28.2	3.0	36.0	a,b	39.0
	189.3	16.3		205.6	194.3	43.9		238.2

Unallocated expenses	(31.1)	—		(31.1)	(27.3)	—		(27.3)
Gains on disposal of assets	11.4	(11.4)	c	—	2.3	(2.3)	c	—
Re-engineering and impairment charges	(17.7)	17.7	d	—	(5.7)	5.7	d	—
Interest expense, net	(24.3)	—		(24.3)	(22.8)	—		(22.8)
Income before taxes	127.6	22.6		150.2	140.8	47.3		188.1
Provision for income taxes	36.1	1.9	e	38.0	41.0	5.1	e	46.1
Net income	$91.5	$20.7		$112.2	$99.8	$42.2		$142.0

Net income per common share (diluted)	$1.82	$0.41		$2.23	$1.95	$0.83		$2.78

a Amortization of intangibles of acquired beauty units.
b As a result of step devaluations in the Venezuelan bolivar from 5.3 bolivars per U.S. dollar to 6.3 bolivars per U.S dollar as of the end of March 2014 and June 2014 and 50 bolivars per U.S. dollar to 172, 190 and 199 bolivars per U.S. dollar as of the end of January 2015, February 2015 and June 2015, respectively, the Company had impacts of $1.8 million and $11.1 million in the second quarter and year-to-date periods of 2015 and $22.2 million and $35.7 million in the second quarter and year-to-date periods of 2014.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at which the amounts went on the balance sheet, rather than the exchange rates in use when they were included in income.
c Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
d In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included is a $13.5 million fixed asset impairment in Venezuela in the second quarter of 2015, and in 2014, $1.9 million and $0.4 million in inventory obsolescence charges related to the decision to cease operating the Armand Dupree business in the United States and the Nutrimetics business in Thailand, respectively, of which $0.7M was attributable to the second quarter.
e Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In millions)	26 Weeks Ended	26 Weeks Ended
	June 27, 2015	June 28, 2014
Operating Activities:
Net cash provided by operating activities	$24.1	$44.1

Investing Activities:
Capital expenditures	(27.8)	(31.2)
Proceeds from disposal of property, plant & equipment	14.4	5.5
Net cash used in investing activities	(13.4)	(25.7)

Financing Activities:
Dividend payments to shareholders	(69.7)	(66.9)
Repurchase of common stock	(0.9)	(31.4)
Repayment of long-term debt and capital lease obligations	(1.7)	(2.0)
Net change in short-term debt	62.1	63.5
Debt issuance costs	(0.7)	—
Proceeds from exercise of stock options	4.9	10.7
Excess tax benefits from share-based payment arrangements	0.7	7.1
Net cash used in financing activities	(5.3)	(19.0)

Effect of exchange rate changes on cash and cash equivalents	(8.3)	(44.0)
Net change in cash and cash equivalents	(2.9)	(44.6)
Cash and cash equivalents at beginning of year	77.0	127.3
Cash and cash equivalents at end of period	$74.1	$82.7

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Jun 27, 2015	Dec 27, 2014
Assets:
Cash and cash equivalents	$74.1	$77.0
Other current assets	651.2	675.7
Total current assets	725.3	752.7

Property, plant and equipment, net	262.9	290.3
Other assets	697.2	734.9
Total assets	$1,685.4	$1,777.9

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$264.0	$219.3
Accounts payable and other current liabilities	413.9	526.0
Total current liabilities	677.9	745.3

Long-term debt	609.3	612.1
Other liabilities	220.7	234.7
Total shareholders' equity	177.5	185.8
Total liabilities and shareholders' equity	$1,685.4	$1,777.9

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 22, 2015
(UNAUDITED)

	Third Quarter	Third Quarter
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$47.9	$41.2	$44.6

Income tax	$15.6	$12.5	$13.3
Effective Rate	33%	30%	30%

Net Income (GAAP)	$32.3	$28.7	$31.3

% change from prior year		(11)%	(3)%

Adjustments(1):
Gains on disposal of assets	—	—	—
Re-engineering and impairment charges	2.6	2.9	2.9
Net impact of Venezuelan bolivar devaluations	6.5	—	—
Acquired intangible asset amortization	3.1	2.7	2.7
Income tax(2)	1.3	0.4	0.4
Net Income (adjusted)	$45.8	$34.7	$37.3

Exchange rate impact(3)	(11.2)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$34.6	$34.7	$37.3

% change from prior year		—%	8%

Net income (GAAP) per common share (diluted)	$0.63	$0.57	$0.62

% change from prior year		(10)%	(2)%

Net Income (adjusted) per common share (diluted)	$0.90	$0.69	$0.74

Net Income (adjusted & restated) per common share (diluted)	$0.68	$0.69	$0.74

% change from prior year		1%	9%

Average number of diluted shares (millions)	51.0	50.4	50.4

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 22, 2015
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2014 Actual	2015 Outlook
		Range
		Low	High
Income before income taxes	$298.2	$264.8	$271.5

Income tax	$83.8	$75.0	$76.7
Effective Rate	28%	28%	28%

Net Income (GAAP)	$214.4	$189.8	$194.8

% change from prior year		(11)%	(9)%

Adjustments(1):
Gains on disposal of assets	$(2.7)	$(11.4)	$(11.4)
Re-engineering, impairments and pension settlements	13.4	23.5	23.5
Net impact of Venezuelan bolivar devaluations	42.4	11.1	11.1
Acquired intangible asset amortization	11.9	10.6	10.6
Income tax(2)	(4.8)	(0.9)	(0.9)
Net Income (adjusted)	$274.6	$222.7	$227.7

Exchange rate impact(3)	(62.1)	—	—
Net Income (adjusted and 2014 restated for currency changes)	$212.5	$222.7	$227.7

% change from prior year		5%	7%

Net income (GAAP) per common share (diluted)	$4.20	$3.77	$3.87

% change from prior year		(10)%	(8)%

Net Income (adjusted) per common share (diluted)	$5.38	$4.42	$4.52

Net Income (adjusted & restated) per common share (diluted)	$4.16	$4.42	$4.52

% change from prior year		6%	9%

Average number of diluted shares (millions)	51.0	50.3	50.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2014 actual and 2014 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

	As of and for the four quarters ended
	June 27, 2015
Adjusted EBITDA:
Net income	$206.1
Add:
Depreciation and amortization	63.1
Gross interest expense	47.8
Provision for income taxes	78.9
Pretax non-cash re-engineering and impairment charges	14.7
Equity compensation	18.6
Deduct:
Gains on land sales, insurance recoveries, etc.	(11.8)
Total Adjusted EBITDA	$417.4

Consolidated total debt	$873.3
Divided by adjusted EBITDA	417.4
Debt to Adjusted EBITDA Ratio	2.09	a

* Amounts and calculations are based on the definitions and provisions of the Company's $650 million Credit Agreement dated September 11, 2013 and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.
a There is a $17.4 million impact on adjusted EBITDA from the Venezuelan fixed asset impairment and bolivar devaluations occurring in the four quarters ending June 2015 that increased the debt to adjusted EBITDA ratio by 0.08.